Exhibit 4.43

From:	Harmony Gold Mining Company Limited
(Registration No. 1950/038232/06)
Block 27
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue
Randfontein
(the “Lender”)

To:	Business Venture Investments No. 1687 Proprietary Limited
(Registration No. 2012/030646/07)
Block A, Boston House
3A De-La-Rey Road
Rivonia
2128
(the “Borrower” and together with the Lender, the “Parties”)

24 June 2013

Dear Sirs

Term loan facility agreement entered into between the Borrower (as borrower) and the Lender (as lender) on or about 20 March 2013 in terms of which the Lender agreed to advance a loan to the Borrower, all on the terms and conditions contained therein (the “Facility Agreement”)

1.	Reference is made to the Facility Agreement. Save as defined herein, terms defined in the Facility Agreement (whether directly or by way of incorporation by reference) shall bear the meanings ascribed thereto therein when used in this letter (this “Waiver Letter”).

2.	The Lender hereby waives:

2.1.	the Condition Precedent that the Lender receives an original of each Finance Document duly entered into by each Party and an original of each Transaction Document duly entered into by each Party to it contemplated in Clause 2 of Schedule 1 of the Facility Agreement, on the basis that copies of such executed Finance Documents and Transaction Documents have been received by the Lender; and

2.2.	the fulfilment of the Condition Precedent contemplated in Clause 4.1 of Schedule 1 of the Facility Agreement, namely that the Lender has received evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 10. (Fees) have been paid or will be paid by the Closing Date.

3.	Save as expressly contemplated in this Waiver Letter, the Facility Agreement shall remain unamended and, subject to its terms, of full force and effect.

4.	This Waiver Letter comprises a written amendment to the Facility Agreement within the contemplation of clause 28.5.1 thereof and constitutes the whole agreement between the Parties relating to the subject matter hereof.

5.	This Waiver Letter shall be governed and construed in accordance with the laws of the Republic of South Africa.

As witnessed by the duly authorised representatives of the parties hereto

Signed for and on behalf of:

/s/

Harmony Gold Mining Company Limited

Name: Frank Abbott
Title: Director
Date: 24 June 2013
Witness: /s/